                                                                     Exhibit 3.5


                           Xcel Pharmaceuticals, Inc.

                             Audit Committee Charter
                             -----------------------

Role and Independence
---------------------

The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and other such duties as directed by the board. The committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgement, and shall meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of Nasdaq. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants and management of the Company. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

The board shall appoint one member of the audit committee as chairperson. He or she shall be responsible for leadership of the committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the board of directors. The chairperson will also maintain regular liaison with the CEO, CFO, V.P. Finance, the lead independent accountant partner and, if applicable, the director of internal audit.

Meetings
--------

The committee is to meet at least once annually and as many additional times as the committee deems necessary. The committee is to meet in separate executive session with the independent accountants at least once each year and at other times when considered appropriate.

Responsibilities
----------------

        .    The committee's primary responsibilities include:

        . Reviewing this Charter at least annually and recommending any changes to the board.

        . Recommending to the board the independent accountants to be selected or retained to audit the financial statements of the Company.

        . Discussing with the independent accountants the nature of the audit process, receiving and reviewing audit reports, and providing the independent accountants full access to the committee (and the board) to report on any and all appropriate matters.

        . Reviewing the organization, plans and results of any internal audit activities.

       . Reviewing the audited financial statements and discussing them with management and the independent accountants.

       . Upon completion of an initial public offering, discussing with management and the independent accountants the Company's quarterly financial information and any matters identified through procedures performed by the independent accountants for interim quarterly financial statements. This discussion may be held with the committee or its chairperson and shall occur prior to the Company's filing of its Form 10-Q.

       . Discussing with management and the independent accountants the quality and adequacy of, and compliance with, the Company's internal controls.

       . Reporting committee activities to the full board and, upon completion of an initial public offering, issuing annually a report to be included in the proxy statement for submission to shareholders.

       . Performing any other activities consistent with this Charter, the Company's By-laws and governing law, as the committee or the board deems necessary or appropriate.

                                       2